Exhibit 4.19

SECOND OMNIBUS AMENDMENT TO SENIOR SECURED NOTES DUE 2024 AND WARRANTS TO PURCHASE COMMON STOCK

This SECOND OMNIBUS AMENDMENT TO SENIOR SECURED NOTES DUE 2024 AND WARRANTS TO PURCHASE COMMON STOCK (this “Amendment”) is made and entered into as of September 22, 2021, by and among Aterian, Inc. (formerly known as Mohawk Group Holdings, Inc.), a Delaware corporation (the “Company”), High Trail Investments ON LLC (“HTI ON”) and High Trail Investments SA LLC (“HTI SA” together with HTI ON the “Holders”).

RECITALS

Whereas, the Company has issued those certain Senior Secured Notes due 2024, Certificate Nos. A-3 and A-5 (each a “Note” and together the “Notes”) to the Holders pursuant to that certain Securities Purchase and Exchange Agreement, dated as of April 8, 2021, by and among the Company and the Holders (the “Securities Purchase and Exchange Agreement”) (as the same may be amended from time to time);

Whereas, the Company has issued that certain Warrant to Purchase Common Stock No. HTCS-3 (as the same may be amended from time to time, the “HTCS-3 Warrant”), to HTI SA pursuant to that certain letter agreement dated as of February 8, 2021, by and between the Company and HTI SA, that certain Warrant to Purchase Common Stock No. HTCS-2 (as the same may be amended from time to time, the “HTCS-2 Warrant”), to HTI ON pursuant to that certain Securities Purchase Agreement dated as of February 2, 2021, by and between the Company and HTI ON (the “Securities Purchase Agreement”) and those certain Warrants to Purchase Common Stock Nos. HTCS-5, HTCS-6, HTCS-7 and HTCS-8 (as the same may be amended from time to time, the “HTCS-5-8 Warrants,” together with the HTCS-3 Warrant, the HTCS-2 Warrant and the HTCS-5-8 Warrants, the “Warrants”), to the Holders pursuant to the Securities Purchase and Exchange Agreement;

Whereas, the Company and the Holders previously amended certain provisions of the HTCS-2 Warrant pursuant to that certain Amendment to Warrant to Purchase Common Stock, dated February 8, 2021;

Whereas, the Company and the Holders previously amended certain provisions of the HTCS-3 Warrant and HTCS-2 Warrant pursuant to those certain Amendments to Warrants to Purchase Common Stock, dated April 8, 2021;

Whereas, the Company and the Holders previously amended certain provisions of the Notes pursuant to that certain Omnibus First Amendment to Senior Secured Notes Due 2024, dated May 19, 2021;

Whereas, the Company and the Holders previously amended certain provisions of the Notes and Warrants pursuant to that certain Omnibus Amendment to Senior Secured Notes Due 2024 and Warrants to Purchase Common Stock, dated August 9, 2021;

Whereas, the Company and the Holders desire to further amend certain provisions of each of the Notes and to further amend certain provisions of each of the Warrants;

Whereas, pursuant to Section 18 of the Notes, each of the Notes may be amended with the written consent of the Company and the Required Holders (as defined in the Securities Purchase and Exchange Agreement) and pursuant to Section 9 of the Warrants, each of the Warrants may be amended with the written consent of the Holder (as defined in the applicable Warrants); and

Whereas, as of the date hereof, the Holders constitute the Required Holders (as defined in the Securities Purchase and Exchange Agreement) of the Notes and a Holder (as defined in the Warrants) of the Warrants.

Now, Therefore, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

AMENDMENT OF NOTES

1.1.Title of the Notes. The second line of the title of each of the Notes is hereby amended and restated in its entirety to read as follows:

Senior Secured Note due 2023

1.2.Definition of “Maturity Date” set forth in the Notes. The definition of “Maturity Date” set forth in Section 1 of each of the Notes is hereby amended and restated in its entirety to read as follows:

““Maturity Date” means April 1, 2023.”

1.3.Definition of “Permitted Investment” set forth in the Notes. The definition of “Permitted Investment” set forth in Section 1 of each of the Notes is hereby amended and restated in its entirety to read as follows:

““Permitted Investment” means: (A) Investments deemed to be disclosed pursuant to the Securities Purchase Agreement, as in effect as of the Issue Date; (B) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit issued by any bank headquartered in the United States with assets of at least $5,000,000,000 maturing no more than one year from the date of investment therein, and (iv) money market accounts; (C) Investments accepted in connection with Permitted Transfers; (D)

Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of the Company’s business; (E) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers in the ordinary course of business and consistent with past practice, provided that this clause (E) shall not apply to Investments of the Company in any Subsidiary; (F) Investments consisting of (i) loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of the Company pursuant to employee stock purchase plans or other similar agreements approved by the Company’s Board of Directors and (ii) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, provided that the aggregate of all such loans outstanding may not exceed $250,000 at any time; (G) Investments in Wholly Owned Subsidiaries; (H) Permitted Intellectual Property Licenses; (I) acquisitions by Truweo or any of its Wholly Owned Subsidiaries of all, or substantially all, of the assets of another Person or a majority of the equity interests in another Person, provided that no such acquisition will be a “Permitted Investment” if, after giving effect to such acquisition, any Default or Event of Default would exist hereunder; (J) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (K) Investments consisting of deposit accounts in which the Collateral Agent has received a deposit account control agreement in accordance with the Security Agreement and (L) additional Investments that do not exceed one hundred thousand dollars ($100,000) in the aggregate in any twelve (12) month period. Notwithstanding anything to the contrary herein, except as expressly permitted pursuant to this Note, the transfer, sale, lease, license, loan or conveyance of assets of Truweo to any entity not wholly owned, directly or indirectly by Truweo, shall not be a “Permitted Investment” hereunder.”

1.4.Definition of “Target Adjusted EBITDA” set forth in the Notes. The definition of “Target Adjusted EBITDA” set forth in Section 1 of each of the Notes is hereby amended and restated in its entirety to read as follows:

““Target Adjusted EBITDA” means, (i) with respect to the fiscal quarter ending September 30, 2021, negative three million five hundred thousand dollars (-$3,500,000), (ii) with respect to the fiscal quarter ending December 31, 2021, negative three million five hundred thousand dollars (-$3,500,000), (iii) with respect to the fiscal quarter ending March 31, 2022, negative three million five hundred thousand dollars (-$3,500,000), (iv) with respect to the fiscal quarter ending June 30, 2022, negative one million dollars (-$1,000,000), (v) with respect to the fiscal quarter ending September 30, 2022, negative one million dollars (-$1,000,000), (vi) with respect to the fiscal quarter ending December 31, 2022, zero dollars ($0), and (vii) with respect to the fiscal quarter ending March 31, 2023, zero dollars ($0).”

1.5.Section 9(J) of the Notes. Section 9(J)(iv) and (v) of each of the Notes is hereby deleted.

1.6.Section 9(K) of the Notes. Section 9(K) of each of the Notes is hereby amended and restated in its entirety as follows:

“(K) Adjusted EBITDA. As of the last day of each applicable fiscal quarter, the Company and its consolidated Subsidiaries shall have Adjusted EBITDA of not less than Target Adjusted EBITDA for the three (3)-month period ending on such day.”

ARTICLE II

AMENDMENT OF WARRANTS

2.1	Section 1(b) of the Warrants. Section 1(b) of each of the Warrants is hereby amended and restated in its entirety to read as follows:

“(b) Exercise Price.  For purposes of this Warrant, “Exercise Price” means $0.01 per share, subject to adjustment as provided herein.”

ARTICLE III

MISCELLANEOUS

3.1.Rule 144 Holding Period.The Company and the Holder acknowledge and agree that the Notes and Warrants will continue to have a holding period under Rule 144 ("Rule 144") promulgated under the Securities Act of 1933, as amended, that will be deemed to have commenced as of the dates set forth below.  The Company further acknowledges and agrees that it will neither assert nor maintain a contrary position with respect to the date of commencement of the holding period under Rule 144 with respect to the Notes or the Warrants.

(a)	Note Certificate No. A-3 - April 8, 2021
(b)	Note Certificate No. A-5 - April 8, 2021
(c)	Warrant No. HTCS-2 - February 2, 2021
(d)	Warrant No. HTCS-3 - February 9, 2021
(e)	Warrant No. HTCS-5 - December 1, 2020
(f)	Warrant No. HTCS-6 - April 8, 2021
(g)	Warrant No. HTCS-7 - February 2, 2021

(h)	Warrant No. HTCS-8 - April 8, 2021

3.2.Disclosure of Amendment.No later than 9:15 a.m., New York time, on September 23, 2021, the Company shall file a Current Report on Form 8-K (the “Form 8-K”) disclosing all the material terms of the transactions contemplated by this Amendment and those certain letter agreements Re: Agreement re Events of Default, dated as of September 22, 2021, entered into between the Company and each of HTI SA and HTI ON (the “Letter Agreements”). From and after the issuance of the Form 8-K, the Company shall have disclosed all material, nonpublic information (if any) provided to HTI SA and HTI ON by the Company or any of its subsidiaries or any of their respective officers, directors, employees or agents and neither HTI SA nor HTI ON shall be in possession of any material, non-public information regarding the Company or any of its Subsidiaries.

3.3.Captions.  The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.  Except as otherwise indicated, all references in this Amendment to “Sections” are intended to refer to the Sections or Articles of the Notes or Warrants, as applicable.

3.4. Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of the Securities Purchase and Exchange Agreement.

3.5.

Effectiveness of Amendments. The amendments to the Notes and Warrants set forth in Articles I and II hereof shall become effective upon execution by the Company and HTI SA and HTI ON of this Amendment and the Letter Agreements; provided, however, that in the event of any breach of the terms and conditions by the Company of the Letter Agreements or failure to deliver the shares of Common Stock pursuant to Event of Default Stock Payment Notices (as such term is used in the Letter Agreements) as contemplated by the Letter Agreements, each of HTI SA and HTI ON shall have the right to void this Amendment in whole or in part.

3.6.	No Other Amendment. Except for the matters expressly set forth in this Amendment, all other terms of the Notes and Warrants are hereby ratified and shall remain unchanged and in full force and effect.

3.7.Counterparts.  This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.

3.8.Electronic and Facsimile Signatures.  In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof. A party’s electronic signature (complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) of this Agreement shall have the same validity and effect as a signature affixed by the party’s hand.

[Signature Pages Follow]

The parties hereto have executed this Second Omnibus Amendment to Senior Secured Notes due 2024 and Warrants to Purchase Common Stock as of the date first written above.

company:

Aterian, inc.

By:/s/ Arturo Rodriguez

Name: Arturo Rodriguez

Title: Chief Financial Officer

The parties hereto have executed this

[Signature Page to Second Omnibus Amendment to Senior Secured Notes Due 2024]

Second Omnibus Amendment to Senior Secured Notes due 2024 and Warrants to Purchase Common Stock as of the date first written above.

HOLDERs:

High Trail INVESTMENTS SA LLC

By:/s/Eric Helenek

Name: Eric Helenek

Title: Authorized Signatory

High Trail INVESTMENTS ON LLC

By:/s/Eric Helenek

Name: Eric Helenek

Title: Authorized Signatory

[Signature Page to Second Omnibus Amendment to Senior Secured Notes Due 2024]